Exhibit 15.1

April 8, 2024

To:	Nano Labs Ltd (the “Company”)
Genesis Building, 5th Floor, Genesis Close
PO Box 446
Grand Cayman, KY1-1106
Cayman Islands

Ladies and Gentlemen,

We hereby consent to the reference of our name under “ITEM 10. ADDITIONAL INFORMATION—E. Taxation—PRC Taxation” in the Nano Labs Ltd’s annual report on Form 20-F for the year ended December 31, 2023 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2024. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

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Yours faithfully,

/s/ Zhong Lun Law Firm
Zhong Lun Law Firm